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                         SUB-ADMINISTRATION AGREEMENT
                         ----------------------------

     AGREEMENT, effective May 1, 1993 by and between State Street Bank and Trust Company ("the Bank"), a Massachusetts trust Company with its principal office located at 225 Franklin Street, Boston, Massachusetts 02110; Metropolitan Life Insurance Company ("Metropolitan"), a New York corporation with its principal office located at One Madison Avenue, New York, New York 10010; State Street Research Investment Services, Inc. ("State Street Research"), a Massachusetts corporation with its principal office located at One Financial Center, Boston, Mass. 02111; and MetLife Portfolios, Inc., a Maryland corporation with its principal office located at One Madison Avenue, New York, New York 10010 ("Portfolios");

     WHEREAS, Portfolios is an investment company, registered under the Investment Company Act of 1940, as amended, with its own series (the "Funds");

     WHEREAS, State Street Research provides shareholders administrative services for the Funds;

     WHEREAS, the Bank is the transfer agent, dividend disbursing agent and shareholder accounting agent for the Funds; and

     WHEREAS, Metropolitan has created a program of services and products, which include prototype defined contribution pension plans and funding choices for the plans adopted by employer-sponsors of the plans (the "Program"), which funding choices include the Funds sold by MetLife Securities, Inc. ("MSI"), a


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broker-dealer subsidiary of Metropolitan, in its capacity as an introducing broker-dealer; and

     WHEREAS, The United States Trust Company ("U.S. Trust") is the trustee of the employer defined contribution plans under the Program and Banco De Ponce is the trustee of each employer defined contribution plan under the Program which has a legal situs in the Commonwealth of Puerto Rico; and

     WHEREAS, shares of the Funds attributable to plans under the Program are held in the name of U.S. Trust and Banco De Ponce as trustees of the Program; and

     WHEREAS, U.S. Trust, by agreement dated January 1, 1991, has agreed to appoint Metropolitan as its agent in the keeping of records for plans in the Program; and

     WHEREAS, Banco De Ponce, by agreement dated August 9, 1990, has agreed to appoint Metropolitan as its agent in the keeping of records for plans in the Program which have their legal situs in the Commonwealth of Puerto Rico; and

     WHEREAS, Metropolitan is willing and able to perform the sub-administrative services for the plans on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree, as follows:

     1. Metropolitan agrees to perform, subject to instructions from the Bank and State Street Research, the sub-administrative services and functions specified in Exhibit A hereto (the


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"Services") for the benefit of plans in the Program for shares of the Funds and which plans are included in the accounts referred to in paragraph 1 of Exhibit
A. Metropolitan represents that each plan in the Program is aware of and agrees to the arrangements provided for in this Agreement.

     2. Metropolitan will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services, and will otherwise comply with all laws, rules and regulations applicable to the Services. Upon the request of the Bank or State Street Research, Metropolitan shall provide copies of all the historical records relating to transactions involving the Funds and plan, written communications regarding the Funds to or from such plans and other materials, in each case as may reasonably be requested to enable the Bank or State Street Research or their representatives, including their auditors, to monitor and review the Services, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. Metropolitan agrees that it will permit the Bank, State Street Research or such representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services. Among other things Metropolitan agrees to provide at the request of the Bank or State Street Research a complete and accurate set of mailing labels with the name and address of each plan in the Program for whom it is providing services under this Agreement, and also upon such request both a plan accounting history in

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machine readable form of each plan account and a printout thereof.

     3. Metropolitan hereby agrees to promptly notify the Bank and State Street Research if for any reason it is unable to perform fully and promptly any of its obligations with respect to any plan under this Agreement.

     4. In no way shall the provisions of the Agreement limit the authority of the Bank or State Street Research to take such action as it may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and the sale of shares of the Funds.

     5. In consideration of the performance of Services by Metropolitan, Metropolitan shall receive compensation for services rendered, as set forth in the Appendix to this Agreement. Metropolitan shall also be reimbursed for postage, handling fees and the reasonable cost of supplies used by Metropolitan in the performance of the Services specified in Item 4 of Exhibit A. Payment for services rendered shall be billed monthly by Metropolitan and shall be based upon the services rendered and the number of participants in the Program who have chosen any of the Funds as a funding vehicle under their plans and to whom shares have been sold by MSI during any part of the subject month. Such number shall be certified each month by an officer of Metropolitan and shall be certified once each year by Metropolitan's independent public accountants as of a month selected by State Street Research, such certification to be at

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Metropolitan's expense. Reimbursement for Metropolitan's out-of-pocket expenses described in this paragraph shall be made quarterly upon receipt of Metropolitan's billing therefor. Subject to the Limitation of Expenses under a certain Shareholders' Administrative Services Agreement, the Funds shall be liable for compensation and reimbursements owed to Metropolitan under this paragraph

     6. Metropolitan agrees to indemnify and hold harmless the Bank and State Street Research against any claim or liability which the Bank or State Street Research may incur as a result of any negligent acts or omissions to act by Metropolitan in connection with Services provided by Metropolitan under the Agreement, including reasonable legal fees and other costs of defending against such claim or liability, except to the extent such claim or liability arises from the Bank's or State Street Research's intentional misconduct, criminal acts or negligent performance of its duties under this Agreement. In order to avail itself of the provisions for indemnification under this Agreement, the Bank or State Street Research must notify Metropolitan in writing of the commencement of an action within ten (10) days of receipt of a summons, and/or summons and complaint or other pleading commencing such action or other proceeding. Failure to make a timely notification will not relieve Metropolitan from any obligation to provide indemnification if the failure has not had a material, adverse effect on Metropolitan's position.

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     Once notification of the commencement of any action or proceeding is given,
Metropolitan will be entitled to participate in the action or proceeding to the extent it may wish, including, assuming the defense of the action and selecting counsel. In any event, Metropolitan shall not be liable for indemnification under this Agreement in the case where a settlement of the action or proceeding is reached unless Metropolitan has consented to such settlement.

     7. This Agreement may be terminated at any time by any party upon 120 days' written notice to the other party.

     8. This Agreement shall not be assigned by any party without the written consent of the other parties.

     9. It is expressly understood that this Agreement represents the entire understanding between the parties and may not be modified except by amendment in writing signed by the parties. No oral agreements or representations shall be binding.

     10. This Agreement shall be governed and interpreted under the laws of the laws of the Commonwealth of Massachusetts.

     11. All notices, requests and demands shall be given or made upon the respective parties hereto as follows:


Metropolitan:       Metropolitan Life Insurance Company
                    One Madison Avenue
                    New York, N.Y. 10010
                    Attn: Gail Praslick, Vice-President
                    copy to Myra Saul, Esq.
                    Law Department
                    Metropolitan Life Insurance Company
                    One Madison Avenue
                    New York, N.Y. 10010



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Bank:               State Street Bank and Trust Company
                    225 Franklin Street
                    Boston, MA 02110
                    Attn:


Portfolios:         MetLife Portfolios, Inc.
                    One Madison Avenue
                    New York, N.Y. 10010
                    Attn: Secretary


State Street        State Street Research Investment
Research:                Services, Inc.
                    One Financial Center
                    Boston, MA 0211
                    Attn: Susan DiFazio

or such other address or to the attention of some other individual which a party may designate in a written notice to the other parties.

     12. All notices, requests and demands given or made in accordance with the provisions of this Agreement shall be deemed to have been given or made when received.

     13. This Agreement may be amended by letter at any time to add any MetLife-State Street or State Street Research investment companies or to add any additional investment companies as parties. Such amendment shall become effective upon execution by Metropolitan, Bank, State Street Research, any of the MetLife-State Street and State Street Research investment companies and any new party, subject to such further terms as may be provided in such amendment.

     14. This Agreement shall govern the various obligations, rights and liabilities of the parties in connection with all accounts, including those established in the name of any

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successors to U.S Trust and Banco de Ponce, established in connection with the
Program.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


               Metropolitan Life Insurance Company

               By:  /s/ Gail F. Praslick
                  --------------------------------
                  Title Vice President


               State Street Bank and Trust Company

               By:  /s/ Michael L. Williams
                  --------------------------------
                  Title Vice President

               State Street Research Investment Services, Inc.

               By:  /s/ Donald E. Weber
                  --------------------------------
                  Title President

               MetLife Portfolios, Inc.

               By:  /s/ Jeffrey J. Hudgman
                  --------------------------------
                  Title President

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                                   EXHIBIT A

     Pursuant to its Sub-Administration Agreement, Metropolitan shall perform the following services:

     1. Maintain separate records for each plan, which includes individual participant recordkeeping, in the Program which has chosen the Funds as a funding vehicle, which records shall reflect shares purchased and redeemed and share balances. The Bank shall maintain two accounts on behalf of all plans. One account shall be for those plans with U.S. Trust; the other account shall be for those plans with Banco De Ponce. Each account shall be in the name of the respective trustee as the record owner of such shares.

     2. Disburse or credit to each plan and participant all proceeds of redemptions of shares of the Fund, except where proceeds are to be redeemed to pay plan expenses incurred by an employer-sponsor of a plan, and all dividends and other distributions not reinvested in shares of the Fund.

     3. Prepare and transmit to each plan and participant periodic statements showing the total number of shares owned by the plan and participant as of the statement closing date, purchases and redemptions of shares of the Funds by the plan and participant during the period covered by the statement and the dividends and other distributions paid to the plan and participant during the statement period (whether paid in cash or reinvested in Fund shares of the Funds).

     4. Transmit to plans and/or participants prospectuses, proxy materials, reports, and other information as required under the federal and state securities and tax laws.

     5. Transmit to the Bank and State Street Research purchase and redemption orders on behalf of each plan and participant.

     6. Transmit to the Bank and State Street Research such periodic reports as the Funds shall reasonably conclude are necessary to enable the Funds and their distributor to comply with state Blue Sky requirements.

     7. Perform as necessary all other services and recordkeeping for each plan and participant that the Bank and State Street Research otherwise directly provides with respect to the Funds' beneficial shareholders under the Bank's Shareholder's Servicing and Transfer Agent Agreement, and MetLife-State Investment Services, Inc.'s (now known as State Street Research Investment Services, Inc.) Shareholders' Administrative Services Agreement, as both may be amended from time to time and are incorporated by reference herein, with the Funds to the extent

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that the Bank or State Street Research is obligated but unable to perform such services because the requisite records are maintained hereunder by Metropolitan.

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                                   APPENDIX

Compensation Payable to Metropolitan

1. From May 1, 1993 through September 30, 1993, Metropolitan shall be paid at the annual rate of $4.50 per participant in each plan in the Program for which Metropolitan is providing the Services.

2. Effective October 1, 1993, this compensation shall be at an annual rate of $11.00 per participant. Metropolitan shall not request any increase in compensation to be effective prior to September 30, 1996.

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